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EXHIBIT 5.1

May 21, 2004

NeoRx Corporation
300 Elliot Avenue West, Suite 500
Seattle, Washington 98119-4114

  Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, which you are filing with the Securities and Exchange Commission with respect to up to 3,000,000 shares of common stock, $0.02 par value per share, of NeoRx Corporation (the "Shares") which may be issued under the NeoRx Corporation 2004 Incentive Compensation Plan (the "Plan").

        We have examined the Registration Statement and such documents and records of NeoRx Corporation as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

        Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by NeoRx Corporation and the registration by its registrar of such Shares and the sale thereof by NeoRx Corporation in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plans, such Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ PERKINS COIE LLP

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  EXHIBIT 5.1